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                                  Exhibit 3.3

                Articles of Correction of Gateway Bancorp, Inc.
                              dated April 11, 1995






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                             ARTICLES OF CORRECTION

                                       OF

                             GATEWAY BANCORP, INC.

           Gateway Bancorp, Inc. (the "Corporation"), a Kentucky corporation, hereby files with the Secretary of State of the State of Kentucky these Articles of Correction with respect to the Corporation's Articles of Incorporation which were previously filed with the Secretary of State on October 4, 1994.

           These Articles of Correction hereby revise Article VII.A. of the Articles of Incorporation by deleting Article VII.A. of the Articles of Incorporation in its entirety and by replacing it with the following:

          A. CLASSIFICATION AND TERM. Each director shall be elected annually for a term of one year and until his or her successor is elected and qualified. At the first annual meeting of stockholders at which there are or would be nine (9) or more directors, the Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually, as set forth in the Bylaws of the Corporation.

           IN WITNESS WHEREOF, we have set our hands and the seal of the Corporation, this 11th day of April, 1995.



                                             GATEWAY BANCORP, INC.



Attest: /s/ HUNTER E. CLARK                   By: /s/ REBECCA R. JACKSON
       ----------------------------              ----------------------------
       Hunter E. Clark                           Rebecca R. Jackson
       Secretary                                 President


[CORPORATE SEAL]

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